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Exhibit 99.2

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated balance sheets
(In thousands)

	March 31, 2015	December 31, 2014

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,325	$17,454
Accounts receivable, net	2,776	3,266
Inventories	2,048	2,016
Prepaid expenses and other	2,845	2,827

Total current assets	25,994	25,563
RESTRICTED CASH—CREDIT SUPPORT DEPOSIT	5,000	5,000
PROPERTY AND EQUIPMENT, NET	188,241	190,592
OTHER ASSETS, NET	5,904	6,412

Total Assets	$225,139	$227,567

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,356	$3,852
Accrued interest	528	323
Accrued and other liabilities	9,665	9,532
Current portion of long-term debt	5,000	5,000

Total current liabilities	18,549	18,707
LONG-TERM DEBT	78,500	79,500
MEMBER NOTES, NET	10,134	9,822

Total liabilities	107,183	108,029
COMMITMENTS AND CONTINGENCIES (Note 6) MEMBERS' EQUITY	117,956	119,538

Total Liabilities and Members' Equity	$225,139	$227,567

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of operations
(In thousands)
(Unaudited)

	Three months ended March 31,
	2015	2014

OPERATING REVENUES:
Casino	$16,667	$16,462
Rooms	6,384	6,158
Food and beverage	7,493	7,505
Other	1,899	1,948

	32,443	32,073
Less: promotional allowances	(4,792)	(4,496)

Net operating revenues	27,651	27,577

OPERATING EXPENSES:
Casino	9,191	8,932
Rooms	2,105	2,191
Food and beverage	4,566	4,687
Other	998	1,162
Selling, general and administrative	6,576	6,550
Depreciation	3,047	2,652
Change in fair value of supplemental executive retirement plan assets	—	(26)
Loss (gain) on disposition of assets	12	(2)

Total operating expenses	26,495	26,146

OPERATING INCOME	1,156	1,431

OTHER EXPENSE:
Interest expense	2,738	2,737

Total other expense	2,738	2,737

NET LOSS	$(1,582)	$(1,306)

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of comprehensive loss
(In thousands)
(Unaudited)

	Three months ended March 31,
	2015	2014

Net loss	$(1,582)	$(1,306)
Other comprehensive loss:
Other comprehensive loss	—	—

Comprehensive loss	$(1,582)	$(1,306)

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of members' equity
(In thousands)
(Unaudited)

	Galleon, Inc.	Eldorado, LLC	Eldorado Resorts, LLC	Total

BALANCE, January 1, 2015	$54,769	$64,902	$(133)	$119,538
Net loss	(791)	(30)	(761)	(1,582)

BALANCE, March 31, 2015	$53,978	$64,872	$(894)	$117,956

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of cash flows
(In thousands)
(Unaudited)

	Three months ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,582)	$(1,306)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,047	2,652
Amortization of debt discounts and issuance costs	820	731
Pay-in-kind interest on Member Notes	208	198
Loss (gain) on disposition of assets	12	(2)
Decrease in accrued pension cost	—	(104)
(Benefit of) provision for doubtful accounts	(9)	32
Increase in value of supplemental executive retirement plan assets	—	(26)
Changes in current assets and current liabilities:
Accounts receivable	499	(113)
Inventories	(32)	81
Prepaid expenses and other	(55)	664
Accounts payable	(436)	(1,353)
Accrued interest	(3)	(20)
Accrued and other liabilities	134	243

Net cash provided by operating activities	2,603	1,677
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	—	4
Increase in other assets	25	1
Capital expenditures, net of payables	(757)	(349)

Net cash used in investing activities	(732)	(344)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on New Credit Facility	(1,000)	(1,000)

Net cash used in financing activities	(1,000)	(1,000)

CASH AND CASH EQUIVALENTS:
Net increase for the period	871	333
Balance, beginning of period	17,454	13,118

Balance, end of period	$18,325	$13,451

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during period for interest	$1,714	$1,828

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Payables for purchase of property and equipment	$50	$227

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Notes to consolidated financial statements

Note 1.  Organization, basis of presentation and summary of significant accounting policies

Principles of consolidation and operations

Effective March 1, 1994, Eldorado Limited Liability Company (a Nevada limited liability company owned and controlled by Eldorado Resorts, LLC ("Resorts")) ("ELLC") and Galleon, Inc. (a Nevada corporation owned and controlled by MGM Resorts International and previously owned and controlled by Mandalay Resort Group) ("Galleon" and, collectively with ELLC, the "Partners" and subsequent to the LLC conversion, "Members"), entered into a joint venture agreement to establish Circus and Eldorado Joint Venture, a Nevada general partnership. In connection with the reorganization of the Partnership in bankruptcy, on July 1, 2013, the Partnership was converted into a Nevada limited liability company known as Circus and Eldorado Joint Venture, LLC. As used herein, the "Partnership" refers to Circus and Eldorado Joint Venture prior to the conversion date and Circus and Eldorado Joint Venture, LLC after the date of the conversion. The Partnership owns and operates a casino and hotel located in Reno, Nevada ("Silver Legacy"), which began operations on July 28, 1995. ELLC contributed land to the Partnership with a fair value of $25.0 million and cash of $26.9 million for a total equity investment of $51.9 million. Galleon contributed cash to the Partnership of $51.9 million to comprise their total equity investment. At that time, each Member had a 50% interest in the Partnership.

On September 19, 2014, Resorts entered into a merger agreement with MTR Gaming Group, Inc., a Delaware corporation incorporated in March 1988 ("MTR Gaming"). Prior to the merger with MTR Gaming, Resorts owned a 48.1% interest in the Partnership via its 96.2% interest in ELLC, which owned a 50% interest in the Partnership. Subsequent to the merger, Resorts owns a direct 48.1% interest in Silver Legacy. The remaining 1.9% interest is owned by ELLC which is now wholly-owned by entities controlled solely by Recreational Enterprises, Inc. and Hotel Casino Management, Inc.

The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, Silver Legacy Capital Corp. ("Capital"). Capital was established solely for the purpose of serving as co-issuer along with the Partnership of $160 million in aggregate principal amount of 10 1/8% mortgage notes due March 1, 2012 (the "2012 Notes") which, as discussed below, are no longer outstanding. As such, Capital has no operations, assets or revenues.

Concurrent with the extinguishment of the 2012 Notes, the Partnership and Capital (collectively, the "Issuers") co-issued $27.5 million in aggregate principal amount of new second lien notes (the "Second Lien Notes") on November 16, 2012. On November 8, 2013, a notice of optional redemption was provided to the holders of the Second Lien Notes stating that the Partnership and Capital elected to redeem and pay all of the outstanding Second Lien Notes at a redemption price equal to 103.0% of the principal amount of the Second Lien Notes on December 17, 2013. The redemption was conditioned upon the receipt of financing by the Issuers in an amount not less than $89.5 million pursuant to an amended and restated credit facility that was on terms and conditions satisfactory to the Issuers. On December 16, 2013, the Partnership entered into a new $90.5 million senior secured credit facility (the "New Credit Facility") and subsequently redeemed the Second Lien Notes on December 17, 2013 (see Note 3).

All intercompany accounts and transactions have been eliminated in consolidation. The Partnership operates as one segment.

Use of estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Partnership's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

Subsequent events

Management has evaluated all events or transactions that occurred after March 31, 2015 through May 15, 2015, the date the financial statements were issued. Management has concluded there were no material subsequent events.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-9, Revenue from Contracts with Customers (Topic 606). The standard requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods and services. Qualitative and quantitative disclosures are also required regarding customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU 2014-09 supersedes and replaces nearly all existing revenue recognition guidance under US GAAP. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption effective for fiscal years, and interim periods within those years, beginning after December 15, 2016 is permitted. The Partnership is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern" (Subtopic 205-40) which amends the current guidance in ASC Topic 205 by adding Subtopic 40. Subtopic 40 requires management to evaluate whether there are conditions or events that in aggregate would raise substantial doubt about an entity's ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. If substantial doubt existed, management would be required to make certain disclosures related to nature of the substantial doubt and under certain circumstances, how that substantial doubt would be mitigated. This amendment is effective for annual periods ending after December 15, 2016 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Partnership believes the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

In January 2015, the FASB issued ASU No. 2015-1, "Income Statement—Extraordinary and Unusual Items" (Subtopic 225-20) which eliminates the concept of accounting of Extraordinary Items, previously defined as items that are both unusual and infrequent, which were reported as a separate item on the income statement, net of tax, after income from continuing operations. The elimination of this concept is intended to simplify accounting for unusual items and more closely align with international accounting practices. This amendment is effective for annual periods ending after December 15, 2015 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Partnership believes the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-2, "Consolidation: Amendments to the Consolidation Analysis" (Topic 810) which provides guidance to companies in evaluating whether certain legal entities should be included in their consolidated financial statements. This guidance is effective for annual periods beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Partnership believes the effects, if any, of the adoption of this guidance will not have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015 3, "Interest—Imputation of Interest" (Subtopic 835-30) which requires debt issuance costs be presented in the balance sheet as a direct reduction of the associated debt obligation, with the amortization of such costs being reported as a component of interest expense. The description of the debt obligation will also include the effective interest rate resulting from the amortization of debt issuance costs. This guidance is effective for annual periods beginning after December 15, 2015 and interim periods within such annual periods. Early adoption is permitted, including adoption in an interim period. The new guidance is to be adopted on a retrospective basis with appropriate disclosure reflecting a change in accounting principle. The Partnership is currently evaluating the impact of the adoption of ASU 2015-03 on its consolidated financial statements and related disclosures.

Note 2.  Fair value of financial instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1:    Inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

Level 2:    Inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

Level 3:    Inputs for the valuations are unobservable and are based on management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

The Partnership's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt. Management believes the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of their respective fair values due to the short maturities of these instruments. The carrying value of the New Credit Facility was $83.5 million and $84.5 million as of March 31, 2015 and December 31, 2014, respectively, which approximates fair value.

The Partnership valued its Member Notes using a discounted cash flow analysis incorporating contractual cash flows. The discount rate used in the analysis considered the credit worthiness of the Partnership and the seniority of the Member Notes based on Level 3 inputs. The fair value of our promissory notes due to the Members was approximately $8.5 million and $8.2 million as of March 31, 2015 and December 31, 2014, respectively (see Note 3).

Note 3.  Long-term debt

Long-term debt consisted of the following (in thousands):

	March 31, 2015	December 31, 2014

New Credit Facility	$83,500	$84,500
Member Notes 5% PIK, net of discount of $6,490 and $6,802, respectively	10,134	9,822
Less current portion of long-term debt	(5,000)	(5,000)

	$88,634	$89,322

On December 16, 2013, the Partnership entered into a new senior secured term loan facility (the "New Credit Facility") totaling $90.5 million to refinance its indebtedness under its then existing senior secured term loan (the "Senior Credit Facility") and Second Lien Notes. The proceeds from the New Credit Facility, in addition to $7.0 million of operating cash flows, were used to repay $63.8 million representing principal and interest outstanding under the Senior Credit Facility, $31.7 million representing principal and interest related to the extinguishment of the Second Lien Notes, and $2.0 million in fees associated with the transactions. The New Credit Facility consists of a $60.5 million first-out tranche term loan and a $30.0 million last-out tranche term loan. The New Credit Facility matures on November 16, 2017 which was the maturity date of the Senior Credit Facility.

As of March 31, 2015, the Partnership had $93.6 million of long term debt (of which $5.0 million was current), including $83.5 million related to the New Credit Facility and $16.6 million of Member Notes with a carrying value of $10.1 million, net of an $6.5 million discount.

The New Credit Facility is secured by a first priority security interest in substantially all of the Partnership's existing and future assets, other than certain licenses which may not pledged under applicable law, and a first priority pledge of and security interest in all of the partnership interests in the Partnership held by its Members. The New Credit Facility is supported by: (i) a secured guarantee by Capital; (ii) a pledge by each Member of $2.5 million cash collateral; and (iii) a pledge by the Partnership of $5.0 million cash collateral to secure the Partnership's obligations under the New Credit Facility.

Pursuant to the credit agreement governing the New Credit Facility, the Partnership is required to make consecutive principal payments that permanently reduce the amount of the first-out tranche of the term loan based on the following quarterly schedule after December 31, 2014: $1.0 million on the last business day in March and December and $1.5 million on the last business day in June and September with all unpaid principal and interest due on November 16, 2017.

Interest on the outstanding balances under the first-out tranche term loan is based on a LIBOR margin of 5.5%, with a 1% floor, or a base rate equal to the highest Prime Rate, the Federal Funds Rate 1.5% or one month LIBOR with a 2.5% floor and a margin of 4.5% with respect to base rate loans. Interest on the outstanding balances under the last-out tranche term loan is based on a LIBOR margin of 10.0%, with a 1% floor, or a base rate equal to the highest Prime Rate, the Federal Funds Rate 1.5% or one month LIBOR with a 2.5% floor and a margin of 9.0% with respect to base rate loans; provided, that if, at any time, the Partnership's EBIDTA (as defined in the agreement) is less than $17.0 million for the immediately preceding four calendar quarters, the applicable interest margin for the last-out tranche term loan will be 12.0% for

LIBOR rate loans and 11.0% for base rate loans, with 5.50% being cash pay and the remainder of such interest being paid in kind until such time as the Partnership's EBITDA for the immediately preceding four calendar quarters is greater than or equal to $17.0 million. As of March 31, 2015, the interest rates for the first-out tranche and last-out tranche were 6.5% and 11.0%, respectively.

The credit agreement governing the New Credit Facility contains customary events of default and covenants, including covenants that, among other things, limit our ability to: (i) incur additional indebtedness; (ii) enter into, create, assume or suffer to exist liens; (iii) pay dividends or make other restricted payments; (iv) pay dividends or make other restricted payments; (v) prepay subordinated indebtedness; (vi) sell or dispose of a portion of our assets; (vii) make capital expenditures; (viii) to enter into certain types of transactions with affiliates; and (ix) make acquisitions or merge or consolidate with another entity. In addition, the credit agreement governing the New Credit Facility requires us to meet specified financial tests on an ongoing basis, and contains certain financial covenants, including the following:

•
The Partnership is required to maintain a minimum fixed charges coverage ratio (EBITDA less capital expenditures to interest charges plus principal payments, as defined in the agreement) of: (i) 1.15 to 1.0 per quarter through December 31, 2015; and (ii) 1.20 to 1.0 for all quarters thereafter.

•
The Partnership is required to maintain a maximum first-out leverage ratio (total first-out tranche of debt to EBITDA, as defined in the agreement) of: (i) 3.00 to 1.0 for the quarters ended March 31, 2015 through December 31, 2015; (ii) 2.75 to 1.0 for the quarters ended March 31, 2016 through December 31, 2016; and (iii) 2.50 to 1.0 for all quarters thereafter.

•
The Partnership is required to maintain a minimum liquidity (the sum of cash and cash equivalents, as defined in the agreement) of not less than $10.0 million each quarter through September 30, 2017.

•
The Partnership is required to maintain a minimum EBITDA (as defined in the agreement) of $17.0 million each quarter through September 30, 2017.

As of March 31, 2015, the Partnership was in compliance with all of the covenants in the credit agreement governing the New Credit Facility. The entire principal amount then outstanding under the New Credit Facility becomes due and payable on November 16, 2017.

As of March 31, 2015, the Member Notes totaling $16.6 million, including paid-in-kind interest, were payable to our Members. The Member Notes are subordinate to the New Credit Facility and bear interest at a rate of 5% paid-in-kind per annum, payable semi-annually on June 15 and December 15, beginning on June 15, 2013. Due to the below-market interest rate, interest was imputed on the Member Notes at an estimated market rate of 23%. At issuance in November 2012, a discount in the amount of $8.6 million was recorded on the Member Notes with the offset to Members' equity based on the present value of expected cash flows. The discount is being amortized as interest expense over the expected life of the notes using the effective interest method. Each of the Member Notes is subject to voluntary prepayment, in whole and part, without premium or penalty and mature on May 16, 2018. The obligations under the Member Notes are unsecured and are not guaranteed by any third party.

Note 4.  Related parties

An affiliate of each of the Members owns and operates a casino attached and adjacent to Silver Legacy. Our Members may be deemed to be in a conflict of interest position with respect to decisions they make relating to the Partnership as a result of the interests their affiliates have in the Eldorado Hotel & Casino and Circus Circus Hotel & Casino-Reno, respectively.

As of March 31, 2015, the Partnership's related parties receivable was $0.4 million and payable was $0.3 million. As of December 31, 2014, the Partnership's related parties receivable was $0.4 million and payable was $0.1 million. Related parties receivable and payable are included in "Accounts receivable, net" and "Accounts payable," respectively, on the Partnership's consolidated balance sheets.

Note 5.  Commitments and contingencies

Litigation

The Partnership is party to various litigation arising in the normal course of business. Management is of the opinion that the ultimate resolution of these matters will not have a material effect on the financial position or the results of operations of the Partnership.

Note 6.  Limited liability company agreement

The Partnership's limited liability company agreement provides for, among other items, profits and losses to be allocated to the Members in proportion to their percentage interests, separate capital accounts to be maintained for each Member, provisions for management of the Partnership and payment of distributions and bankruptcy and/or dissolution of the Partnership.

There were no distributions for the three months ended March 31, 2015 and 2014.

Note 7:  Correction of immaterial error

During the 2015 quarterly financial reporting process, the Partnership identified an error in computing and recording depreciation expense. The error impacted Silver Legacy's financial statements as of December 31, 2010 through December 31, 2014, resulting in a cumulative overstatement of property and equipment, net and an understatement of depreciation expense by $0.5 million. The correction had no material impact on previously reported net income (loss) or operating income of Silver Legacy. Silver Legacy has evaluated the change in presentation on prior period financial statements taking into account the ASC Topic 250, Accounting Changes and Error Corrections ("ASC Topic 250"). In accordance with the relevant guidance, we evaluated the materiality of the error from a qualitative and quantitative perspective. Based on such evaluation, Silver Legacy concluded correcting the error did not have a material impact on any individual prior period financial statements or affect the trend of financial results and as such will not require the previously issued financial statements to be amended. The effect of the error was recognized during the three months ending March 31, 2015 resulting in a decrease of property and equipment, net and an increase in depreciation expense in the amount of $0.5 million.

Report of independent auditors

The Members
Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)

We have audited the accompanying consolidated financial statements of Circus and Eldorado Joint Venture, LLC (doing business as Silver Legacy Resort Casino) and subsidiary which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), members' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Circus and Eldorado Joint Venture, LLC and subsidiary at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Las Vegas, Nevada
March 24, 2015

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated balance sheets
(In thousands)

	December 31, 2014	December 31, 2013

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,454	$13,118
Supplemental executive retirement plan assets	—	7,423
Accounts receivable, net	3,266	3,113
Inventories	2,016	2,120
Prepaid expenses and other	2,827	3,791

Total current assets	25,563	29,565
RESTRICTED CASH—CREDIT SUPPORT DEPOSIT	5,000	—
PROPERTY AND EQUIPMENT, NET	190,592	198,150
OTHER ASSETS, NET	6,412	8,201

Total Assets	$227,567	$235,916

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,852	$4,085
Accrued interest	323	301
Accrued and other liabilities	9,532	9,482
Supplemental executive retirement plan liability	—	7,607
Current portion of long-term debt	5,000	6,000

Total current liabilities	18,707	27,475
LONG-TERM DEBT	79,500	84,500
MEMBER NOTES, NET	9,822	8,041

Total liabilities	108,029	120,016
COMMITMENTS AND CONTINGENCIES (Note 11)
MEMBERS' EQUITY	119,538	115,900

Total Liabilities and Members' Equity	$227,567	$235,916

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of operations
(In thousands)

	For the year ended December 31,
	2014	2013	2012

OPERATING REVENUES:
Casino	$74,146	$70,565	$63,031
Rooms	32,335	33,331	29,910
Food and beverage	33,324	33,719	30,765
Other	7,899	7,821	7,921

	147,704	145,436	131,627
Less: promotional allowances	(20,609)	(19,595)	(16,827)

Net operating revenues	127,095	125,841	114,800

OPERATING EXPENSES:
Casino	39,185	37,290	34,959
Rooms	9,744	9,967	9,258
Food and beverage	20,828	21,785	20,427
Other	4,737	4,524	5,323
Selling, general and administrative	27,122	28,258	27,341
Restructuring Fees	—	—	4,046
Depreciation	10,539	11,270	12,578
Change in fair value of supplemental executive retirement plan assets	(69)	(602)	(558)
Loss on disposition of assets	—	66	13

Total operating expenses	112,086	112,558	113,387

OPERATING INCOME	15,009	13,283	1,413

OTHER (INCOME) EXPENSE:
Interest expense	11,037	8,354	14,770
Interest income	—	—	(14)
Gain on termination of supplemental executive retirement plan assets	(1,430)	—	—
Gain on extinguishment of debt	—	(23,960)	(2,568)

Total other (income) expense	9,607	(15,606)	12,188

NET INCOME (LOSS) BEFORE REORGANIZATION ITEMS	5,402	28,889	(10,775)
Reorganization items	—	407	8,621

NET INCOME (LOSS)	$5,402	$28,482	$(19,396)

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of comprehensive income (loss)
(In thousands)

	For the year ended December 31,
	2014	2013	2012

Net income (loss)	$5,402	$28,482	$(19,396)
Other comprehensive income (loss):
Other comprehensive income minimum pension liability adjustment	(1,764)	3,544	354

Comprehensive income (loss)	$3,638	$32,026	$(19,042)

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of members' equity
For the years ended December 31, 2014, 2013 and 2012
(In thousands)

	Galleon, Inc.	Eldorado, LLC	Eldorado Resorts, LLC	Total

BALANCE, January 1, 2012	$42,921	$52,921	$—	$95,842
Comprehensive loss:
Net loss	(9,698)	(9,698)	—	(19,396)
Other comprehensive income minimum pension liability adjustment	177	177	—	354

Total comprehensive loss	(9,521)	(9,521)	—	(19,042)

Discount on Member Notes	4,300	4,300	—	8,600

Balance, December 31, 2012(1)	37,700	47,700	—	85,400

Comprehensive income:
Net income	14,241	14,241	—	28,482
Other comprehensive income minimum pension liability adjustment	1,772	1,772	—	3,544

Total comprehensive income	16,013	16,013	—	32,026

Members' distributions	(763)	(763)	—	(1,526)

Balance, December 31, 2013(2)	52,950	62,950	—	115,900

Comprehensive income:
Net income	2,701	2,139	562	5,402
Net income minimum pension liability adjustment(3)	—	695	(695)	—
Other comprehensive income minimum pension liability adjustment	(882)	(882)	—	(1,764)

Total comprehensive income	1,819	1,952	(133)	3,638

BALANCE, December 31, 2014(4)	$54,769	$64,902	$(133)	$119,538

(1)    Balances include Accumulated Other Comprehensive Loss totaling ($1,780,000) comprised of ($890,000) each for Galleon, Inc. and Eldorado, LLC.

(2)    Balances include Accumulated Other Comprehensive Income totaling 1,764,000 comprised of 882,000 each for Galleon, Inc. and Eldorado, LLC.

(3)    Eldorado Resorts, LLC did not participate in the supplemental executive retirement plan; and therefore Eldorado Resorts, LLC is not entitled to a portion of the gain on termination of the supplemental executive retirement plan assets or the other comprehensive income minimum pension liability adjustment.

(4)   As of December 31, 2014, Accumulated Other Comprehensive Income totaled zero.

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Consolidated statements of cash flows
(In thousands)

	For the year ended December 31,
	2014	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,402	$28,482	$(19,396)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	10,539	11,270	12,578
Amortization of debt discounts and issuance costs	3,044	2,320	389
Pay-in-kind interest on Member Notes	802	763	94
Loss on disposition of assets	—	66	13
Gain on extinguishment of debt, net	—	(23,960)	(2,568)
Gain on extinguishment of supplemental executive retirement plan assets	(1,430)	—	—
(Decrease) increase in accrued pension cost	(312)	670	753
Provision for doubtful accounts	118	73	162
Increase in value of supplemental executive retirement plan assets	(39)	(602)	(558)
Reorganization items	—	407	8,621
Changes in current assets and current liabilities:
Accounts receivable	(271)	803	(289)
Inventories	104	(156)	(29)
Prepaid expenses and other	8,326	(797)	(106)
Accounts payable	(295)	(2,225)	1,872
Accrued interest	(13)	63	(4,582)
Accrued and other liabilities	(7,578)	540	1,142

Net cash provided by (used in) operating activities before reorganization items	18,397	17,717	(1,904)
Net cash used for reorganization activities	—	(445)	(9,418)

Net cash provided by (used in) operating activities	18,397	17,272	(11,322)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	21	27	1
(Decrease) increase in other assets	(99)	235	(387)
Increase in restricted cash due to credit support deposit	(5,000)	—	—
Purchase of property and equipment	(2,939)	(2,624)	(2,295)

Net cash used in investing activities	(8,017)	(2,362)	(2,681)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on New Credit Facility	(6,000)	—	—
Proceeds from New Credit Facility	—	90,500
Payments on Senior Credit Facility	—	(6,500)	—
Repayment of Senior Credit Facility		(63,500)	—
Extinguishment of Second Lien Notes	—	(29,416)	—
Fees and interest paid on extinguishment of Second Lien Notes	—	(2,481)	—
Distribution to Members	—	(1,526)	—
Debt issuance costs	(44)	(1,625)	(7,624)
Proceeds from Senior Credit Facility	—	—	70,000
Extinguishment of mortgage notes	—	—	(140,232)
Issuance of Second Lien Notes	—	—	55,871
Proceeds from Member Notes	—	—	15,000

Net cash used in financing activities	(6,044)	(14,548)	(6,985)

CASH AND CASH EQUIVALENTS:
Net increase (decrease) for the year	4,336	362	(20,988)
Balance, beginning of year	13,118	12,756	33,744

Balance, end of year	$17,454	$13,118	$12,756

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during period for interest	$7,203	$6,682	$18,021

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Payables for purchase of property and equipment	$110	$43	$35

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Discount on Member Notes	$—	$—	$8,600

The accompanying notes are an integral part of these consolidated financial statements.

Circus and Eldorado Joint Venture, LLC
(doing business as Silver Legacy Resort Casino)
Notes to consolidated financial statements
December 31, 2014 and 2013

Note 1.  Organization, basis of presentation and summary of significant accounting policies

Principles of consolidation and operations

Effective March 1, 1994, Eldorado Limited Liability Company (a Nevada limited liability company owned and controlled by Eldorado Resorts, LLC ("Resorts")) ("ELLC") and Galleon, Inc. (a Nevada corporation owned and controlled by MGM Resorts International and previously owned and controlled by Mandalay Resort Group) ("Galleon" and, collectively with ELLC, the "Partners" and subsequent to the LLC conversion, "Members"), entered into a joint venture agreement to establish Circus and Eldorado Joint Venture, a Nevada general partnership. In connection with the reorganization of the Partnership in bankruptcy, on July 1, 2013, the Partnership was converted into a Nevada limited liability company known as Circus and Eldorado Joint Venture, LLC (see Note 2). As used herein, the "Partnership" refers to Circus and Eldorado Joint Venture prior to the conversion date and Circus and Eldorado Joint Venture, LLC after the date of the conversion. The Partnership owns and operates a casino and hotel located in Reno, Nevada ("Silver Legacy"), which began operations on July 28, 1995. ELLC contributed land to the Partnership with a fair value of $25.0 million and cash of $26.9 million for a total equity investment of $51.9 million. Galleon contributed cash to the Partnership of $51.9 million to comprise their total equity investment. At that time, each Member had a 50% interest in the Partnership.

On September 19, 2014, Resorts entered into a merger agreement with MTR Gaming Group, Inc., a Delaware corporation incorporated in March 1988 ("MTR Gaming"). Prior to the merger with MTR Gaming, Resorts owned a 48.1% interest in the Partnership via its 96.2% interest in ELLC, which owned a 50% interest in the Partnership. Subsequent to the merger, Resorts owns a direct 48.1% interest in Silver Legacy. The remaining 1.9% non-controlling interest is owned by ELLC which is now wholly-owned by entities controlled solely by Recreational Enterprises, Inc. ("REI") and Hotel Casino Management, Inc.

The consolidated financial statements include the accounts of the Partnership and its wholly owned subsidiary, Silver Legacy Capital Corp. ("Capital"). Capital was established solely for the purpose of serving as co-issuer along with the Partnership of $160 million in aggregate principal amount of 10 1/8% mortgage notes due March 1, 2012 (the "2012 Notes") which, as discussed below, are no longer outstanding. As such, Capital has no operations, assets or revenues.

Concurrent with the extinguishment of the 2012 Notes, the Partnership and Capital (collectively, the "Issuers") co-issued $27.5 million in aggregate principal amount of new second lien notes (the "Second Lien Notes") on November 16, 2012. On November 8, 2013, a notice of optional redemption was provided to the holders of the Second Lien Notes stating that the Partnership and Capital elected to redeem and pay all of the outstanding Second Lien Notes at a redemption price equal to 103.0% of the principal amount of the Second Lien Notes on December 17, 2013. The redemption was conditioned upon the receipt of financing by the Issuers in an amount not less than $89.5 million pursuant to an amended and restated credit facility that was on terms and conditions satisfactory to the Issuers. On December 16, 2013, the Partnership entered into a new $90.5 million senior secured credit facility (the "New Credit Facility") and subsequently redeemed the Second Lien Notes on December 17, 2013 (see Note 8).

All intercompany accounts and transactions have been eliminated in consolidation. The Partnership operates as one segment.

Use of estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Partnership's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain concentrations of risk

The Partnership's sole operations are in Reno, Nevada. Therefore, the Partnership is subject to risks inherent within the Reno market. To the extent that new casinos enter into the market or hotel room capacity is expanded, competition will increase. The Partnership may also be affected by economic conditions in the United States and globally affecting the Reno market or trends in visitation or spending in the Reno market.

Outstanding chips and tokens

The Partnership recognizes the impact on gaming revenues on an annual basis to reflect an estimate of the change in the value of outstanding chips and tokens that are not expected to be redeemed. This estimate is determined by measuring the difference between the total value of chips and tokens placed in service less the value of chips and tokens in the inventory of chips and tokens under our control. This measurement is performed on an annual basis utilizing methodology in which a consistent formula is applied to estimate the percentage value of chips and tokens not in custody that are not expected to be redeemed. In addition to the formula, certain judgments are made with regard to various denominations and souvenir chips and tokens.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, as well as investments purchased with maturities of three months or less at the date of acquisition. The carrying values of these investments approximate their fair values due to their short-term maturities.

Restricted cash

Under the Circus and Eldorado Joint Venture credit agreement, the members were required to deposit $10.0 million of cash into a bank account as collateral in favor of the lender. In 2014, the Partnership deposited $5.0 million of cash into a sponsor support replacement account which relieved the members a portion of their obligation (see Note 8).

The $5.0 million collateral deposit is included as restricted cash in the accompanying consolidated balance sheet as of December 31, 2014.

Supplemental executive retirement plan ("SERP") assets

Upon liquidation of the SERP life insurance contracts in October 2013 (see Note 4), the Partnership invested the funds in fixed income short-term investments, including certificates of deposits and bonds, with a maturity of less than twelve months. The assets remained in the SERP trust custodial account until the payment of benefits was made to the participants in October 2014. The carrying values of these assets as of December 31, 2013 were representative of their fair value due to the short-term maturity of these instruments.

Accounts receivable and credit risk

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of casino accounts receivable. The Partnership issues markers to approved casino customers following background checks and assessments of creditworthiness. Trade receivables, including casino and hotel receivables, are typically non-interest bearing.

Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Partnership's receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes as of December 31, 2014, there are no significant concentrations of credit risk (see Note 3).

Inventories

Inventories consist of food and beverage, retail merchandise and operating supplies, and are stated at the lower of cost or market. Cost is determined primarily by the average cost method for food and beverage and operating supplies or the specific identification method for retail merchandise.

Property and equipment

Property and equipment and other long-lived assets are stated at cost. Depreciation is computed using the straight-line method, which approximates the effective interest method over the estimated useful life of the asset as follows:

Estimated service life
(years)

Building and other improvements	15 - 45
Furniture, fixtures and equipment	3 - 15

Costs of major improvements are capitalized, while costs of normal repairs and maintenance that neither materially add to the value of the property nor appreciably prolong its life are expensed as incurred. Gains or losses on dispositions of property and equipment are included in the determination of operating income (loss).

The Partnership reviews its property and equipment and its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership then compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying amount of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying amount then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. If the asset is still under development, future cash flows include remaining construction costs. An estimate of undiscounted future cash flows produced by the asset is compared to the carrying value to determine whether an impairment exists. If it is determined the asset is impaired based on expected undiscounted future cash flows, a loss, measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, would be recognized. For assets to be disposed of, the Partnership recognizes the asset at the lower of carrying value or fair market value, less cost of disposal, as estimated based on comparable asset sales or solicited offers. As of December 31, 2014 and 2013, no events or changes in circumstances indicated that the carrying values of our long-lived assets may not be recoverable.

Revenue recognition and promotional allowances

The Partnership recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. Hotel, food and beverage, and other operating revenues are recognized as services are performed. Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer. Gaming revenues are recognized net of certain cash sales incentives and free play. The retail value of food, beverage, rooms and other services furnished to customers on a complimentary basis is included in gross revenues and then deducted as promotional allowances. The Partnership rewards customers, through the use of loyalty programs, with complimentaries based on amounts wagered or won that can be redeemed for a specified time period. The retail value of complimentaries is recorded as revenue and then is deducted as promotional allowances as follows (in thousands):

	Years ended December 31,
	2014	2013	2012

Food and beverage	$10,921	$10,592	$8,975
Rooms	7,152	6,637	5,865
Other	2,536	2,366	1,987

	$20,609	$19,595	$16,827

The estimated costs of providing such promotional allowances are included in casino expenses and consist of the following (in thousands):

	Years ended December 31,
	2014	2013	2012

Food and beverage	$7,698	$7,379	$6,303
Rooms	2,199	1,941	1,859
Other	1,942	1,742	1,688

	$11,839	$11,062	$9,850

Advertising

Advertising costs are expensed in the period the advertising initially takes place. Advertising costs included in selling, general and administrative expenses were $6.4 million, $6.5 million and $6.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Federal income taxes

The Partnership is not subject to income taxes; therefore, no provision for income taxes has been made, as the Members include their respective share of the Partnership income (loss) in their income tax returns. The Partnership limited liability company agreement provides for the Partnership to make distributions to the Members in an amount equal to the maximum marginal federal income tax rate applicable to any Member multiplied by the income (loss) of the Partnership for the applicable period (see Note 12). The Partnership made tax distributions totaling $1.5 million to the Members for the year ended December 31, 2013. No such distributions were made for the years ended December 31, 2014 and 2012.

Under the applicable accounting standards, the Partnership may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The accounting standards also provide guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and disclosure requirements for uncertain tax positions. The Partnership had recorded no liability associated with uncertain tax positions at December 31, 2014 and 2013.

Debt issuance costs

The Partnership capitalizes debt issuance costs, which include legal and other direct costs related to the issuance of debt. The capitalized costs are amortized into interest expense over the contracted term of the debt using methods which approximate the effective interest method.

Fair value of financial instruments

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1:    Inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

Level 2:    Inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

Level 3:    Inputs for the valuations are unobservable and are based on management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

The Partnership's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and debt. Management believes the carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of their respective fair values due to the short maturities of these instruments. The carrying value of the New Credit Facility was $84.5 million and $90.5 million as of December 31, 2014 and 2013, respectively, which approximates fair value.

The Partnership valued its Member Notes using a discounted cash flow analysis incorporating contractual cash flows. The discount rate used in the analysis considered the credit worthiness of the Partnership and the seniority of the Member Notes based on Level 3 inputs. The fair value of our promissory notes due to the Members was approximately $8.2 million and $7.2 million as of December 31, 2014 and 2013, respectively (see Note 8).

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-9, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). The standard requires revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods and services. Qualitative and quantitative disclosures are also required regarding customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. ASU 2014-09 supersedes and replaces nearly all existing revenue recognition guidance under US GAAP. This accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is not permitted. The Partnership is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements—Going Concern" (Subtopic 205-40) which amends the current guidance in ASC Topic 205 by adding Subtopic 40. Subtopic 40 requires management to evaluate whether there are conditions or events that in aggregate would raise substantial doubt about an entity's ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. If substantial doubt existed, management would be required to make certain disclosures related to nature of the substantial doubt and under certain circumstances, how that substantial doubt would be mitigated. This amendment is effective for annual periods ending after December 15, 2016 and for subsequent interim and annual periods thereafter. Early adoption is permitted. The Partnership does not believe that this standard will have a material impact on its financial position or results of operations.

In January 2015, the Financial Accounting Standards Board issued Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. The standard reduces the complexity of accounting standards by removing the concept of extraordinary items. The standard requires adoption effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2015. The Partnership does not believe this standard will have a material impact on its financial position or results of operations.

Subsequent events

Management has evaluated all events or transactions that occurred after December 31, 2014 through March 24, 2015, the date the financial statements were issued.

Note 2.  Restructuring

On March 5, 2002, the Issuers co-issued $160.0 million in aggregate principal amount of 10 1/8% Mortgage Notes due 2012 (the "2012 Notes"). In February 2009, the Partnership repurchased and retired $17.2 million in aggregate principal amount of the 2012 Notes. The repurchase reduced the aggregate principal amount of the 2012 Notes outstanding to $142.8 million.

The 2012 Notes matured on March 1, 2012. The Partnership did not make the required principal payment and elected not to make the scheduled interest payment on the 2012 Notes on March 1, 2012, which constituted an event of default under the terms of the indenture governing the 2012 Notes.

On May 17, 2012, the Partnership and Capital (the "Debtors") filed voluntary petitions in the United States Bankruptcy Court for the District of Nevada in Reno, Nevada (the "Bankruptcy Court") under chapter 11 of title 11 of the United States Code (the "Chapter 11 Case"). The Partnership continued to conduct its business as debtors-in-possession under jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the bankruptcy code and the orders of the Bankruptcy Court. In addition, the Bankruptcy Court authorized the Partnership to continue using its cash, including cash collateral securing the Partnership's obligations with respect to the 2012 Notes, in the ordinary course of the Partnership's business.

On June 1, 2012, the Debtors filed a plan of reorganization (the "Plan") and related disclosure statement under chapter 11 of the Bankruptcy Court. The Plan and related disclosure statement were amended and filed on June 29, 2012 and further amended on August 8, 2012. The Bankruptcy Court held a hearing on October 22, 2012 and confirmed the Plan and approved the settlement agreement on October 23, 2012.

The terms of the Plan provided that the unsecured creditors of the Partnership would be paid in full and the holders of the 2012 Notes would receive available cash (as defined in the Plan) from the Partnership, $15.0 million in cash contributed to the Partnership by its Members (referred to as Partners prior to the LLC conversion), $70.0 million in cash financed with borrowings under a new $70.0 million senior secured credit facility (the "Senior Credit Facility") and $27.5 million in aggregate principal amount of Second Lien Notes.

On November 16, 2012, the effective date as defined in the Plan, the Partnership emerged from bankruptcy. Concurrently, the Partnership entered into the Senior Credit Facility, issued the Second Lien Notes and issued new subordinated debt (the "Member Notes") in exchange for the $15.0 million contributed to the Partnership by its Members (Partners prior to the LLC conversion). A final hearing was held and the Chapter 11 Case closed on March 20, 2013.

On November 8, 2013, a notice of optional redemption was provided to the holders of the Second Lien Notes stating that the Partnership and Capital elected to redeem and pay all of the outstanding Second Lien Notes at a redemption price equal to 103.0% of the principal amount of the Second Lien Notes on December 17, 2013. The redemption was conditioned upon the receipt of financing by the Issuers in an amount not less than $89.5 million pursuant to an amended and restated credit facility that was on terms and conditions satisfactory to the Issuers. The Second Lien Notes were redeemed on December 17, 2013.

In connection with the reorganization of the Partnership in the bankruptcy, the Partners agreed to convert the joint venture partnership into a Nevada limited liability company to be known as Circus and Eldorado Joint Venture, LLC (the "LLC"). The conversion occurred in accordance with Nevada law on July 1, 2013 and the LLC succeeded to and otherwise assumed all of the assets and liabilities of the Partnership, including all obligations under the Senior Credit Facility, Second Lien Notes and Member Notes. The Members in the LLC hold membership interests in the LLC in the same proportion as their former ownership interests in the Partnership, and the Operating Agreement of the LLC includes substantially the same provisions as those included in the prior Joint Venture Agreement with regard to management and operation of Silver Legacy.

Note 3.  Accounts receivable

Accounts receivable, net at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Casino receivables	$1,099	$924
Hotel receivables	1,390	1,489
Other receivables	1,012	919

	3,501	3,332
Less: allowance for doubtful accounts	(235)	(219)

Accounts receivable, net	$3,266	$3,113

Bad debt expense for the years ended December 31, 2014, 2013 and 2012 was $0.1 million, $0.1 million and $0.2 million, respectively.

Note 4.  Prepaid supplemental executive retirement plan assets

Effective October 1, 2013, the Partnership terminated the SERP and liquidated the life insurance contracts totaling $7.5 million. The proceeds from the liquidation of the life insurance contracts were utilized to purchase fixed income investments with a maturity of less than twelve months and totaled $7.4 million as of December 31, 2013. At the time of termination, the Partnership received signed release agreements from all participants receiving less than their calculated accrued benefit obligations. In conjunction with the termination, the Partnership adjusted the outstanding liability and accumulated comprehensive income to reflect a reduction in expected payout based on an actuarial valuation report and to reflect the deferred gain on termination of the SERP. In October 2014, the Partnership paid approximately $7.6 million, representing the cash surrender value of $7.5 million plus an additional $0.1 million from the Partnership's operating cash flow, in benefits to the participants. As consequence of the payout, the Partnership recognized a gain in the amount of $1.4 million which effectively cleared accumulated other comprehensive income.

Note 5.  Property and equipment

Property and equipment at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Land and improvements	$28,405	$28,405
Building and other leasehold improvements	270,240	270,063
Furniture, fixtures, and equipment	104,860	106,723

	403,505	405,191
Less: accumulated depreciation	(212,913)	(207,041)

Property and equipment, net	$190,592	$198,150

Substantially all property and equipment of the Partnership is pledged as collateral against its long-term debt (see Note 8).

Note 6.  Other assets

Other assets, net at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

China, glassware and silverware	$210	$210
Debt issuance costs, net	5,537	7,423
Long term deposits	635	555
Other	30	13

Other assets, net	$6,412	$8,201

The initial inventory of china, glassware and silverware has been amortized to 50% of cost with the balance kept as base stock. Additional purchases of china, glassware and silverware are placed into inventory and expensed as used.

The Partnership incurred costs in connection with the issuance of the 2012 Notes in March of 2002, the Senior Credit Facility and Second Lien Notes in November of 2012, and the New Credit Facility in December 2013 (see Note 8). Debt issuance costs are capitalized when incurred and amortized to interest expense based on the related debt maturities using the straight-line method, which approximates the effective interest method. Debt issuance costs, net of amortization, related to the New Credit Facility included in other assets totaled $5.5 million at December 31, 2014. Debt issuance costs, net of amortization, related to the Senior Credit Facility and New Credit Facility included in other assets totaled $7.4 million at December 31, 2013. Accumulated amortization of debt issuance costs was $2.9 million and $2.2 million at December 31, 2014 and 2013, respectively. The amounts of amortization of debt issuance costs included in interest expense was $2.9 million, $2.2 million and $0.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 7.  Accrued and other liabilities

Accrued and other liabilities at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

Accrued payroll and related	$1,849	$1,876
Accrued vacation	1,589	1,566
Accrued group insurance	831	476
Unclaimed chips and tokens	415	424
Accrued taxes	1,013	1,043
Advance room deposits	409	398
Progressive slot liability	1,109	1,369
Players' club and free play liability	632	635
Other	1,685	1,695

Accrued and other liabilities	$9,532	$9,482

Note 8.  Long-term debt

Long-term debt at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013

New Credit Facility	$84,500	$90,500
Member Notes 5% PIK, net of discount of $6,802 and $7,816, respectively	9,822	8,041
Less current portion of long-term debt	(5,000)	(6,000)

	$89,322	$92,541

On December 16, 2013, the Partnership entered into a new senior secured term loan facility (the "New Credit Facility") totaling $90.5 million to refinance its indebtedness under its then existing senior secured term loan (the "Senior Credit Facility") and Second Lien Notes. The proceeds from the New Credit Facility, in addition to $7.0 million of operating cash flows, were used to repay $63.8 million representing principal and interest outstanding under the Senior Credit Facility, $31.7 million representing principal and interest related to the extinguishment of the Second Lien Notes, and $2.0 million in fees associated with the transactions. The New Credit Facility consists of a $60.5 million first-out tranche term loan and a $30.0 million last-out tranche term loan. The New Credit Facility matures on November 16, 2017 which was the maturity date of the Senior Credit Facility.

As of December 31, 2014, the Partnership had $94.3 million of long term debt (of which $5.0 million was current), including $84.5 million related to the New Credit Facility and $16.6 million of Member Notes with a carrying value of $9.8 million, net of an $6.8 million discount.

The New Credit Facility is secured by a first priority security interest in substantially all of the Partnership's existing and future assets, other than certain licenses which may not pledged under applicable law, and a first priority pledge of and security interest in all of the partnership interests in the Partnership held by its Members. The New Credit Facility is supported by: (i) a secured guarantee by Capital; (ii) a pledge by each Member of $2.5 million cash collateral; and (iii) a pledge by the Partnership of $5.0 million cash collateral to secure the Partnership's obligations under the New Credit Facility.

Pursuant to the credit agreement governing the New Credit Facility, the Partnership is required to make consecutive principal payments that permanently reduce the amount of the first-out tranche of the term loan based on the following quarterly schedule after December 31, 2014: $1.0 million on the last business day in March and December and $1.5 million on the last business day in June and September with all unpaid principal and interest due on November 16, 2017.

Interest on the outstanding balances under the first-out tranche term loan is based on a LIBOR margin of 5.5%, with a 1% floor, or a base rate equal to the highest Prime Rate, the Federal Funds Rate 1.5% or one month LIBOR with a 2.5% floor and a margin of 4.5% with respect to base rate loans. Interest on the outstanding balances under the last-out tranche term loan is based on a LIBOR margin of 10.0%, with a 1% floor, or a base rate equal to the highest Prime Rate, the Federal Funds Rate 1.5% or one month LIBOR with a 2.5% floor and a margin of 9.0% with respect to base rate loans; provided, that if, at any time, the Partnership's EBIDTA (as defined in the agreement) is less than $17.0 million for the immediately preceding four calendar quarters, the applicable interest margin for the last-out tranche term loan will be 12.0% for LIBOR rate loans and 11.0% for base rate loans, with 5.50% being cash pay and the remainder of such interest being paid in kind until such time as the Partnership's EBITDA for the immediately preceding four calendar quarters is greater than or equal to $17.0 million. As of December 31, 2014, the interest rates for the first-out tranche and last-out tranche were 6.5% and 11.0%, respectively.

The credit agreement governing the New Credit Facility contains customary events of default and covenants, including covenants that, among other things, limit our ability to: (i) incur additional indebtedness; (ii) enter into, create, assume or suffer to exist liens; (iii) pay dividends or make other restricted payments; (iv) pay dividends or make other restricted payments; (v) prepay subordinated indebtedness; (vi) sell or dispose of a portion of our assets; (vii) make capital expenditures; (viii) to enter into certain types of transactions with affiliates; and (ix) make acquisitions or merge or consolidate with another entity. In addition, the credit agreement governing the New Credit Facility requires us to meet specified financial tests on an ongoing basis, and contains certain financial covenants, including the following:

•
The Partnership is required to maintain a minimum fixed charges coverage ratio (EBITDA less capital expenditures to interest charges plus principal payments, as defined in the agreement) of: (i) 1.15 to 1.0 per quarter through December 31, 2015; and (ii) 1.20 to 1.0 for all quarters thereafter.

•
The Partnership is required to maintain a maximum first-out leverage ratio (total first-out tranche of debt to EBITDA, as defined in the agreement) of: (i) 3.00 to 1.0 for the quarters ended March 31, 2015 through December 31, 2015; (ii) 2.75 to 1.0 for the quarters ended March 31, 2016 through December 31, 2016; and (iii) 2.50 to 1.0 for all quarters thereafter.

•
The Partnership is required to maintain a minimum liquidity (the sum of cash and cash equivalents, as defined in the agreement) of not less than $10.0 million each quarter through September 30, 2017.

•
The Partnership is required to maintain a minimum EBITDA (as defined in the agreement) of $17.0 million each quarter through September 30, 2017.

As of December 31, 2014, the Partnership was in compliance with all of the covenants in the credit agreement governing the New Credit Facility. The entire principal amount then outstanding under the New Credit Facility becomes due and payable on November 16, 2017.

On December 17, 2013, the Partnership redeemed and paid all of the outstanding Second Lien Notes at a redemption price equal to 103.0% of the principal amount. The principal outstanding as of the redemption date totaled $29.4 million and the premium paid to the holders on record was $0.8 million. Additionally, the Partnership paid $1.5 million in interest owed for the period from June 16, 2013 through the redemption date. In connection with the extinguishment of the Second Lien Notes, the Partnership recognized a gain of $24.0 million, net of cash interest, the premium and associated fees, representing the difference between the estimated future cash payments of $55.9 million, including principal of $27.5 million and paid-in-kind interest through the maturity date of $28.4 million, and the outstanding amount redeemed.

As of December 31, 2014, the Member Notes totaling $16.6 million, including paid-in-kind interest, were payable to our Members. The Member Notes are subordinate to the New Credit Facility and bear interest at a rate of 5% paid-in-kind per annum, payable semi-annually on June 15 and December 15, beginning on June 15, 2013. Due to the below-market interest rate, interest was imputed on the Member Notes at an estimated market rate of 23%. At issuance in November 2012, a discount in the amount of $8.6 million was recorded on the Member Notes with the offset to Members' equity based on the present value of expected cash flows. The discount is being amortized as interest expense over the expected life of the notes using the effective interest method. Each of the Member Notes is subject to voluntary prepayment, in whole and part, without premium or penalty and mature on May 16, 2018. The obligations under the Member Notes are unsecured and are not guaranteed by any third party.

Note 9.  Related parties

An affiliate of each of the Members owns and operates a casino attached and adjacent to Silver Legacy. Our Members may be deemed to be in a conflict of interest position with respect to decisions they make relating to the Partnership as a result of the interests their affiliates have in the Eldorado Hotel & Casino and Circus Circus Hotel & Casino-Reno, respectively.

The Partnership believes all of the transactions mentioned below are on terms at least as favorable to the Partnership as would have been obtained from an unrelated party.

Silver Legacy has utilized an aircraft owned by REI, for the purpose of providing air service to select customers. For the years ended December 31, 2014, 2013 and 2012, the Partnership paid $5,520, $20,800 and $9,100, respectively, for such services. Although there is no agreement obligating the Partnership to utilize the plane or entitling it to do so, it is anticipated the Partnership will continue to utilize this service from time to time in the future on terms mutually acceptable to the parties.

Silver Legacy's marketing and sales departments have utilized a yacht owned by Sierra Adventure Equipment, Inc. ("Sierra Equipment") at a flat rate per trip of $3,000 ($2,500 if the trip was shared with our Member, ELLC) for various promotional events. The payments made by the Partnership to Sierra Equipment for the use of the yacht totaled $7,500, $12,500 and $17,800 during 2014, 2013 and 2012, respectively. Although there is no agreement obligating the Partnership to utilize the yacht or entitling it to do so, it is anticipated that the Partnership will continue to utilize this service from time to time in the future on terms mutually acceptable to the parties. Sierra Equipment is a limited liability company beneficially owned by REI.

Resorts owns the skywalk that connects Silver Legacy with the Eldorado Hotel & Casino. The charges from the service provider for the utilities associated with this skywalk are billed to the Partnership together with the charges for the utilities associated with Silver Legacy. Such charges are paid to the service provider by the Partnership, and the Partnership is reimbursed by Resorts for the portion of the charges allocable to the utilities provided to the skywalk. The charges for the utilities provided to the skywalk for the years ended December 31, 2014, 2013, and 2012 were $53,600, $57,800 and $52,500, respectively.

The Partnership purchases from Eldorado Hotel & Casino homemade pasta and other products for use in the restaurants at Silver Legacy and it is anticipated that the Partnership will continue to make similar purchases in the future. For purchases of these products for the years ended December 31, 2014, 2013 and 2012, which are billed to the Partnership at cost plus associated labor, the Partnership paid Eldorado Hotel & Casino $51,500, $46,200 and $55,600, respectively.

The Partnership provides on-site laundry services for Eldorado Hotel & Casino related to the cleaning of certain types of linens. Although there is no agreement obligating Eldorado Hotel & Casino to utilize this service, it is anticipated that the Partnership will continue to provide these laundry services in the future. The Partnership charges Eldorado Hotel & Casino for labor and laundry supplies on a per unit basis which totaled $150,700, $143,100 and $135,400 for the years ended December 31, 2014, 2013 and 2012, respectively.

The Partnership and Eldorado Hotel & Casino combined certain back-of-the-house and administrative departmental operations, including purchasing, advertising, information systems, surveillance, engineering, and various shared management positions in an effort to achieve payroll cost savings synergies at multiple properties. Payroll costs associated with the combined operations are shared equally and are billed at cost plus an estimated allocation for related benefits and taxes. For the years ended December 31, 2014, 2013 and 2012, the Partnership reimbursed Eldorado Hotel & Casino $529,400, $584,300 and $602,200, respectively, for the Partnership's allocable portion of the shared administrative services costs associated with the operations performed at the properties. For the years ended December 31, 2014, 2013 and 2012, Eldorado Hotel & Casino reimbursed the Partnership $250,800, $259,700 and $313,200, respectively, for their allocable portion of the shared administrative services costs associated with the operations performed at Silver Legacy.

The Partnership utilizes 235 spaces in the parking garage at Circus Circus Hotel and Casino to provide parking for employees of Silver Legacy. In consideration for its use of the spaces, the Partnership pays Circus Circus Hotel and Casino rent in the amount of $5,000 per month. The Partnership also utilizes an uncovered parking lot adjacent to Circus Circus Hotel and Casino for oversize vehicles. In consideration for its use of the space, the Partnership pays Circus Circus Hotel and Casino rent in the amount of $800 per month. Although there is no agreement obligating the Partnership to continue utilizing the spaces or entitling it to do so, it is anticipated that the Partnership will continue this agreement for the foreseeable future.

As of December 31, 2014, the Partnership's related parties receivable was $0.4 million and payable was $0.1 million. As of December 31, 2013, the Partnership's related parties receivable was $0.2 million and payable was $0.3 million. Related parties receivable and payable are included in "Accounts receivable, net" and "Accounts payable," respectively, on the Partnership's consolidated balance sheets.

Note 10.  Employee retirement plans

The Partnership instituted a defined contribution 401(k) plan in September 1995 which covers all employees who meet certain age and length of service requirements and allowed for an employer contribution up to 25 percent of the first six percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. Those deferrals are regulated under Section 401(k) of the Internal Revenue Code. In conjunction with implemented cost savings programs, the Partnership discontinued the employer matching contribution in February 2009. Effective February 1, 2014, the Partnership reinstated an employer matching contribution up to 25 percent of the first four percent of each participating employee's compensation. Matching contributions for the year ended December 31, 2014 were $0.2 million. The Partnership did not make any matching contributions for the years ended December 31, 2013 and 2012.

Effective January 1, 2002, the Partnership adopted a Supplemental Executive Retirement Plan ("SERP") for a select group of highly compensated management employees. The SERP provided for a lifetime benefit at age 60, based on a formula which takes into account a participant's highest annual compensation, years of service, and executive level. The SERP also provided an early retirement benefit at age 55 with at least four years of service, a disability provision, and a lump sum death benefit. The obligation was being funded through life insurance contracts on the participants and related cash surrender value. Effective October 1, 2013, the Partnership terminated the SERP and liquidated the life insurance contracts (see Note 4). The Partnership's periodic pension benefit was $0.3 million for the year ended December 31, 2014. The Partnership's periodic pension costs were $0.7 million and $0.8 million, respectively, for the years ended December 31, 2013 and 2012.

The following information summarizes activity in the SERP for the years ended December 31, 2014 and 2013 (in thousands):

	2014	2013

Changes in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$7,607	$10,555
Interest cost	22	348
Actuarial gain	—	(3,221)
Benefits paid	(7,629)	(75)

Projected benefit obligation at end of year	$—	$7,607

Fair value of plan assets at end of year(1)	$—	$—

	2014	2013

Reconciliation of Funded Status:
Funded status	$—	$(7,607)
Unrecognized actuarial (gain) loss	—	(1,764)
Unrecognized prior service cost	—	—

Net amount recognized	$—	$(9,371)

Amounts Recognized on the Consolidated Balance Sheet:
Accrued net pension cost	$—	$(7,607)
Additional minimum liability	—	—
Accumulated other comprehensive (income) loss	—	(1,764)

Net amount recognized	$—	$(9,371)

Weighted Average Assumptions:
Discount rate used to determine benefit obligations(2)	—	0.38%/6.00%
Discount rate used to determine net periodic benefit cost(2)	—	3.31%
Rate of compensation increase	—	—

(1)    While the SERP is an unfunded plan, the Partnership was funding the plan through life insurance contracts on the participants. Effective October 1, 2013, the SERP was terminated and the life insurance contracts were subsequently liquidated. The cash surrender value at December 31, 2013 was $7.4 million and was included in the Partnership's current assets because the benefits were paid to the participants in 2014.

(2)    The discount rate utilized as of December 31, 2013 to determine the present value of the lump-sum benefit payments was 6.0% as specified in the SERP plan document. Additionally, a discount rate of 0.38%, based on an average of the Citigroup Pension Liability Index for six months and one year, was utilized to determine the present value of the benefit payments for the period from January 1, 2014 through October 1, 2014, which was the benefit payment date.

The components of net periodic pension cost were as follows for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	2014	2013	2012

Components of Net Pension Cost:
Current period service cost	$—	$—	$28
Interest cost	22	348	400
Amortization of prior service cost	(334)	322	399

Net expense	$(312)	$670	$827

Benefit payments, totaling $7.6 million were paid in 2014 as a result of the termination of the SERP representing the Partnership's release from any further benefit payment obligations under the terms of the SERP plan document.

Note 11.  Commitments and contingencies

Operating leases

The Partnership leases land and equipment under operating leases. Future minimum payments under noncancellable operating leases with initial terms of one year or more consisted of the following at December 31, 2014 (in thousands):

2015	$95
2016	71
2017	33
2018	33
Thereafter	—

$232

Total rental expense under operating leases was $0.5 million for each of the years ended December 31, 2014, 2013 and 2012, respectively, which include rental payments associated with cancellable operating leases with terms less than one year.

Litigation

The Partnership is party to various litigation arising in the normal course of business. Management is of the opinion that the ultimate resolution of these matters will not have a material effect on the financial position or the results of operations of the Partnership.

Sales and use tax

In March 2008, the Nevada Supreme Court ruled, in a case involving another gaming company, that food and non-alcoholic beverages purchased for use in providing complimentary meals to customers and to employees were exempt from use tax. The Partnership had previously paid use tax on these items and had generally filed for refunds totaling approximately $1.5 million for the periods from February 2000 to February 2008 related to this matter, which refunds had not been paid. The Partnership claimed the exemption on sales and use tax returns for periods after February 2008 in light of this Supreme Court decision and had not accrued or paid any sales or use tax for those periods. In February 2012, the Nevada Department of Taxation asserted that customer complimentary meals and employee meals are subject to sales tax on a prospective basis commencing February 15, 2012. In July 2012, the Nevada Department of Taxation announced that sales taxes applicable to such meals were due and payable without penalty or interest at the earlier of certain regulatory, judicial or legislative events or September 30, 2013. The Nevada Department of Taxation's position stemmed from a Nevada Tax Commission decision concerning another gaming company which stated that complimentary meals provided to customers are subject to sales tax at the retail value of the meal and employee meals are subject to sales tax at the cost of the meal. The Clark County District Court subsequently issued a ruling in such case that held that complimentary meals provided to customers were subject to sales tax, while meals provided to employees were not subject to sales tax. This decision had been appealed to the Nevada Supreme Court.

In June 2013, the Partnership and other similarly situated companies entered into a global settlement agreement with the Nevada Department of Taxation that, when combined with the contemporaneous passage of legislation governing the prospective treatment of complimentary meals ("AB 506"), resolved all matters concerning the prior and future taxability of such meals. AB 506 provides that complimentary meals provided to customers and employees after the effective date of the bill are not subject to either sales or use tax. Under the terms of the global settlement, the Partnership agreed to withdraw the refund request and the Nevada Department of Taxation agreed to drop its assertion that sales tax was due on such meals up to the effective date of AB 506. Since the Partnership did not previously accrue either the claims for refund of use taxes or any liability for sales taxes that the Nevada Department of Taxation may have asserted prior to entering the global settlement agreement, there is no financial statement impact of entering into the settlement agreement.

In conjunction with filing the refund claim, the Partnership entered into a professional services agreement with an advisory consultant on a contingency fee basis. In August 2013, the Partnership received a letter from the advisory consultant seeking payment for contingency fees based on unsubstantiated services rendered in connection with the aforementioned global settlement agreement. The Partnership received a credit refund from the State of Nevada in September 2013 in accordance with the settlement agreement and has paid the advisory consultant $39,800 representing the agreed upon contingency fee. However, the Partnership denies any additional obligations under the contingent fee basis claim as no additional amounts were ever recovered by the Partnership under the terms of the agreement.

Note 12.  Limited liability company agreement

The Partnership's limited liability company agreement provides for, among other items, profits and losses to be allocated to the Members in proportion to their percentage interests, separate capital accounts to be maintained for each Member, provisions for management of the Partnership and payment of distributions and bankruptcy and/or dissolution of the Partnership.

There were no distributions for the years ended December 31, 2014, 2013 and 2012 other than tax distributions (see Note 1).

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  Exhibit 99.2